                          OFFER TO PURCHASE FOR CASH
 ALL OUTSTANDING SHARES OF COMMON STOCK (INCLUDING SCRIP) AND PREFERRED STOCK
                                      OF
                            PMC INTERNATIONAL, INC.
                                      AT
                 $0.60 NET PER COMMON SHARE (INCLUDING SCRIP)
                                      AND
                         $2.50 NET PER PREFERRED SHARE
                                      BY
                                  ZACQ CORP.
                           A WHOLLY-OWNED SUBSIDIARY
                                      OF
                          THE ZIEGLER COMPANIES, INC.

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.
                 EASTERN TIME, ON THURSDAY, DECEMBER 10, 1998,
                               UNLESS EXTENDED.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF COMMON SHARES (INCLUDING SCRIP) AND PREFERRED SHARES OF PMC INTERNATIONAL, INC. WHICH, WHEN ADDED TO THE NUMBER OF COMMON SHARES (INCLUDING SCRIP) AND PREFERRED SHARES THEN OWNED BY THE ZIEGLER COMPANIES, INC. AND ITS AFFILIATES, WILL REPRESENT AT LEAST TWO-THIRDS OF THE OUTSTANDING COMMON SHARES AND PREFERRED SHARES, RESPECTIVELY. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

  THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 3, 1998, AMONG THE ZIEGLER COMPANIES, INC., ZACQ CORP. AND PMC INTERNATIONAL, INC. THE BOARD OF DIRECTORS OF PMC INTERNATIONAL, INC. HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT; HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE PMC INTERNATIONAL, INC. SHAREHOLDERS; AND RECOMMENDS THAT THE HOLDERS OF COMMON SHARES AND PREFERRED SHARES ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES IN THE OFFER.

                               ----------------

                                   IMPORTANT

  Any shareholder desiring to tender Shares (including scrip) should either
(i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and deliver the Letter of Transmittal with the Shares and all other required documents to the Depositary of this Offer, Firstar Bank Milwaukee, N.A. (f/k/a) Firstar Trust Company, or follow the procedure for book-entry transfer set forth in Section 3 herein or (ii) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the shareholder. A shareholder having Shares (including scrip) registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if he or she desires to tender the Shares.

  Any shareholder who desires to tender Shares (including scrip) and cannot deliver such Shares and all other required documents to the Depositary by the expiration of the Offer must tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3 herein.

  Questions and requests for assistance or additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to Georgeson & Company Inc., the Information Agent, at its address or telephone number set forth on the back cover of this Offer to Purchase.

                               ----------------

November 9, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 INTRODUCTION............................................................    1
     1.     Terms of the Offer..........................................     3
     2.     Acceptance for Payment and Payment for Shares...............     4
     3.     Procedure for Tendering Shares..............................     5
     4.     Withdrawal Rights...........................................     7
     5.     Certain Federal Income Tax Consequences.....................     8
     6.     Price Range of Shares; Dividends............................     9
     7.     Effect of the Offer on Market for Common Shares, Price
             Quotations and Registration Under the Exchange Act.........     9
     8.     Certain Information Concerning the Company..................    10
     9.     Certain Information Concerning the Parent and the Offeror...    12
    10.     Source and Amount of Funds..................................    13
    11.     Background of the Offer.....................................    14
    12.     Purpose of the Offer and the Merger; Plans for the Company..    15
    13.     The Merger Agreement........................................    16
    14.     Dividends and Distributions.................................    22
    15.     Certain Conditions to Offeror's Obligations.................    23
    16.     Certain Regulatory and Legal Matters........................    24
    17.     Fees and Expenses...........................................    25
    18.     Miscellaneous...............................................    25
 SCHEDULE I
    DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT AND THE OFFEROR.......  I-1

To The Holders of Common Stock (including scrip) and Preferred Stock of
 PMC International, Inc.

                                 INTRODUCTION

  ZACQ Corp., a Colorado corporation (the "Offeror") and a wholly-owned subsidiary of The Ziegler Companies, Inc., a Wisconsin corporation (the "Parent"), hereby offers to purchase all outstanding shares (including scrip) of Common Stock, par value $.01 per share (the "Common Shares") and all outstanding shares of Preferred Stock, no par value per share (the "Preferred Shares") (collectively, the Common Shares and the Preferred Shares are referred to as the "Shares"), of PMC International, Inc., a Colorado corporation (the "Company"), at a purchase price of $0.60 per Common Share, net to the seller in cash, without interest thereon, and $2.50 per Preferred Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

  Those shareholders who tender shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Offeror pursuant to the Offer. The Offeror will pay all charges and expenses of Firstar Bank Milwaukee, N.A. (f/k/a) Firstar Trust Company (the "Depositary") and Georgeson & Company Inc. (the "Information Agent") in connection with the Offer.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER, THE MERGER (AS HEREINAFTER DEFINED) AND THE MERGER AGREEMENT (AS HEREINAFTER DEFINED); HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS; AND RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES IN THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF COMMON SHARES AND PREFERRED SHARES WHICH, WHEN ADDED TO THE NUMBER OF COMMON SHARES AND PREFERRED SHARES THEN OWNED BY THE PARENT AND ITS AFFILIATES, INCLUDING ANY COMMON SHARES AND/OR PREFERRED SHARES ACQUIRED PURSUANT TO THE CONVERSION RIGHTS OR THE OPTIONS DESCRIBED BELOW, WILL REPRESENT NOT LESS THAN TWO-THIRDS OF THE COMMON SHARES OUTSTANDING AND TWO-THIRDS OF THE PREFERRED SHARES OUTSTANDING, RESPECTIVELY (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15 OF THIS OFFER TO PURCHASE.

  Value Investing Partners, Inc., the Company's financial advisor, has delivered to the Company's Board of Directors its written opinion that, as of October 26, 1998, the date of such opinion, the consideration to be received by the holders of the Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A copy of such opinion is contained in the Company's Statement on Schedule 14D-9 which is also being distributed to the Company's shareholders.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 3, 1998 (the "Merger Agreement"), among the Offeror, the Parent and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement, all in accordance with the relevant provisions of the Colorado Business Corporation Act ("CBCA"), the Offeror will be merged with and into the Company (the "Merger"). See Section 13 herein. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly-owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Share (other than Shares owned by the Company, the Parent, or any subsidiary of either, including the Offeror, or Shares with respect to which dissenters rights are properly exercised under the CBCA ("Dissenting Shares")), will be converted into and represent the right to receive $0.60 per Common Share (or any higher price that may be paid for each Common Share pursuant to the Offer) in cash, without interest thereon (the "Common Share Offer Price"), or $2.50 per Preferred Share (or any higher price that may be paid for each Preferred Share pursuant to the Offer) in cash, without interest thereon (the "Preferred Share Offer Price"), as appropriate. See Section 5 herein for a description of certain tax consequences of the Offer and the Merger.

  The Merger Agreement provides that, promptly upon the purchase by Parent or any of its affiliates of such number of Common Shares which, when added to the number of Common Shares owned by Parent and the Offeror, represents at least two-thirds of the outstanding Common Shares, and from time to time thereafter, the Parent will be entitled to designate for election to the Board of Directors of the Company a number of directors (rounded up to the next whole number) that will give the Parent representation on such Board equal to the product of (i) the total number of directors on such Board and (ii) the percentage that the aggregate number of Common Shares owned by the Parent and the Offeror bears to the total number of outstanding Common Shares. The Company and its Board of Directors have agreed, upon the request by the Parent, to promptly increase the size of the Board of Directors of the Company and/or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable the Parent's designees to be elected to the Board and to cause the Parent's designees to be so elected.

  The Company has advised the Offeror that as of October 22, 1998, there were
(i) 4,446,828.5 Common Shares issued and outstanding (including scrip), (ii) 138,182 Preferred Shares issued and outstanding and (iii) outstanding warrants and options, including under the Company's stock option plans, to purchase an aggregate of 943,290 Common Shares, all of which have exercise prices of more than $0.60 per Common Share. Additionally, as of the date hereof, there are
(i) conversion rights granted to the Parent, pursuant to that certain Convertible Promissory Note given by the Company, in the principal amount of $500,000, dated October 15, 1998 (the "First Note"), to convert, at the Parent's option, the then outstanding principal of the First Note at the time of conversion or such lesser amount as selected by the Parent, in whole or in part, into Preferred Shares (the "Preferred Conversion Rights"), (ii) conversion rights granted to the Parent, pursuant to that certain Convertible Promissory Note given by the Company, in the principal amount of $3.5 million, dated November 3, 1998 (the "Second Note" and together with the First Note, the "Notes") to convert, at the Parent's option the then outstanding principal and accrued interest of the Second Note at the time of conversion or such lesser amount as selected by the Parent, in whole or in part, into Common Shares (the "Common Conversion Rights" and together with the Preferred Conversion Rights, the "Conversion Rights"), (iii) an option granted to the Parent, pursuant to that certain Stock Option Agreement between the parent and the Company dated October 15, 1998 (the "First Stock Option Agreement"), to purchase 111,818 Preferred Shares (the "Preferred Option") and (iv) an option granted to the Parent, pursuant to a Stock Option Agreement dated November 3, 1998 (the "Second Stock Option Agreement" and together with the First Stock Option Agreement collectively the "Option Agreements") to purchase 4,500,000 shares of Common Stock (the "Common Option" and together with the Preferred Option collectively the "Options"). See Section 13. As of the date hereof, neither the Offeror nor the Parent beneficially owns any Shares, exclusive of the Conversion Rights and the Options. Assuming no exercise of any options and warrants outstanding as of October 22, 1998 (which have exercise prices above $.60 per share), and no exercise of any of the Conversion Rights and Options, if the Offeror acquires at least 2,964,553 Common Shares and 92,122 Preferred Shares in the Offer it will own two-thirds of the outstanding Common Shares and Preferred Shares, respectively. Accordingly, the Minimum Condition would be satisfied and the Offeror would have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder. The Merger Agreement requires Parent to exercise the Conversion Rights and Options if necessary to meet the Minimum Condition. Subsequent to October 22, 1998, the Company purchased 150,001 outstanding warrants from the holders thereof at a price of $0.05 per warrant. Based upon this information, and as a result of the expiration of certain options, the purchase by the Company of the warrants and the receipt of certain tenders pursuant to Shareholder Tender Agreements (described below), upon full exercise of the Options and Conversion Rights, the Offeror will not need to obtain any Common Shares or Preferred Shares in the Offer in order to meet the Minimum Condition. In the event the Offeror acquires at least 90% of the then outstanding Common Shares and Preferred Shares, respectively, through the Offer or otherwise, the Offeror would be able to effect the Merger pursuant to the short form merger provisions of the CBCA without any action by any other holder of Shares. As of the date hereof, thirty-one of the Company's shareholders, who beneficially own in the aggregate 262,277

Common Shares, including all of the Company's directors and officers who own Shares, have entered into Shareholder Tender Agreements with the Parent whereby such shareholders have agreed to tender all of the Common Shares beneficially owned by such shareholders pursuant to the Offer and to not withdraw such Common Shares (the "Shareholder Tender Agreements").

  As a result of the Company's December 30, 1997 reverse stock split, shareholders who would have acquired fractional shares of common stock, instead acquired scrip. The sole rights of a holder of scrip is that upon presentation of one share of scrip, a holder would acquire one share of common stock.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 herein. The term "Expiration Date" means 5:00 p.m., Eastern time, on Thursday, December 10, 1998, unless the Offeror shall have extended the period of time that the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Offeror, shall expire.

  If the Offeror shall decide, in its sole discretion, to increase the consideration offered in the Offer to holders of Common Shares and/or Preferred Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight (Eastern Time).

  THE OFFER IS CONDITIONED UPON SATISFACTION OF THE MINIMUM CONDITION. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE SECTION 15 HEREIN. The Offeror reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), subject to the limitations set forth in the Merger Agreement and described below, to waive any condition to the Offer, provided that the Minimum Condition may be reduced or waived only with the consent of the Company. Shares issued to the Parent upon the exercise of the Conversion Rights and the Options may be counted toward satisfaction of the Minimum Condition and the Merger Agreement requires Parent to exercise the Conversion Rights and the Options if necessary to satisfy the Minimum Condition. If the Minimum Condition or any of the other conditions set forth in Section 15 have not been satisfied by 5:00 p.m.(Eastern Time), Thursday, December 10, 1998 (or any other time then set as the Expiration Date), the Offeror may, subject to the terms of the Merger Agreement as described below, elect to (i) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the expiration of the Offer, as extended,
(ii) subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered and not extend the Offer or (iii) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering shareholders. Under the terms of the Merger Agreement, the Offeror reserves the right to waive any condition to the Offer, to increase the price per Share payable in the Offer, and to make any other changes in the terms and conditions of the Offer; provided, however, that the Offeror may not change the form of consideration to be paid in the Offer, decrease the price per Common Share or Preferred Share payable in the Offer, reduce the maximum number of Shares to be purchased in the Offer or impose any condition to the Offer in addition to those set forth in the Merger Agreement or amend any other term of the Offer in a manner materially adverse to the holders of Shares; and provided further that the Offeror may not unilaterally waive the Minimum Condition which condition may be waived by the Offeror only with the prior written consent of the Company. Notwithstanding the foregoing, the Offeror may, without the consent of the Company, extend the Offer (i) if, at the then scheduled Expiration Date of the Offer any of the conditions to the Offer shall not have been satisfied or waived, until such conditions are satisfied or waived, and (ii) for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer.

  Subject to the limitations set forth in the Merger Agreement and described above, the Offeror reserves the right (but will not be obligated), at any time or from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension. There can be no assurance that the Offeror will exercise its right to extend the Offer.

  Subject to the applicable rules and regulations of the Commission and subject to the limitations set forth in the Merger Agreement, the Offeror also expressly reserves the right, at any time and from time to time, in its sole discretion, (i) to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the events described in the conditions set forth in Section 15, by giving oral or written notice of such delay or termination to the Depositary and (ii) at any time or from time to time, to amend the Offer in any respect. The Offeror's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), relating to the Offeror's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern time, on the next business day after the previous scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Offeror under such rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to the PR News Service and making any appropriate filing with the Commission.

  If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer (including a reduction of the Minimum Condition), the Offeror will disseminate additional tender offer materials and extend the Offer if, and to the extent, required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and for investor response.

  The Company has provided the Offeror with the Company's list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal are being mailed to record holders of the Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of shareholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (i) the Expiration Date and (ii) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in
Section 15 herein. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1, 16 and 18 herein. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in
Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against the participant.

  For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Offeror's rights under Section 1, the Depositary may, nevertheless, on behalf of the Offeror, retain tendered Shares, and such Shares may not be withdrawn except to the extent that the tendering shareholders are entitled to withdrawal rights as described in
Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid by the Offeror because of any delay in making such payment.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, the Offeror increases the price being paid for Common Shares or Preferred Shares accepted for payment pursuant to the Offer, such increased consideration will be paid for all Shares of such class that are purchased pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

  Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures set forth below. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to a Depositary for this Offer.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase or (ii) the guaranteed delivery procedures described below must be complied with.

  Signature Guarantee. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity which is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the certificates for the tendered Shares must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are duly complied with:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

    (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other documents required by the Letter of Transmittal are received by the Depositary within three (3) Nasdaq National Market trading days after the date of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal.

  BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS OR HER CORRECT TAX IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT HE OR SHE IS NOT SUBJECT TO BACKUP FEDERAL WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE THE INSTRUCTIONS SET FORTH IN THE LETTER OF TRANSMITTAL.

  Determination of Validity. All questions as to the form of documents and the validity, eligibility (including timeliness and receipt) and acceptance for payment of any tender of Shares will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. The Offeror reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. The Offeror, the Parent, the Information Agent, the Depositary or any other person will not be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

  Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of the Offeror as such shareholder's proxy, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Offeror (and any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after November 3, 1998). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, the Offeror accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior proxies given by the shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of the Offeror will, with respect to the Shares and other securities or rights, be empowered to exercise all voting and other rights of such shareholder as they in their sole judgment deem proper in respect of any annual or special meeting of the Company's shareholders, or any adjournment or postponement thereof. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for such Shares, the Offeror must be able to exercise full voting and other rights with respect to such Shares and the other securities or rights issued or issuable in respect of such Shares, including voting at any meeting of shareholders (whether annual or special and whether or not adjourned) in respect of such Shares.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after January 7, 1999. If the purchase of or payment for Shares is delayed for any reason or if the Offeror is unable to purchase or pay for Shares for any reason, then, without prejudice to the Offeror's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Offeror and may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

  For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number and class of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including timeliness and receipt) of notices of withdrawal will be determined by the Offeror, in its reasonable discretion, and its determination will be final and binding on all parties. The Offeror, the Parent, the Depositary, the Information Agent or any other person will not be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 herein.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to the right to receive cash in the Merger (including pursuant to the exercise of dissenters rights). The discussion applies only to holders of Shares in whose hands Shares are capital assets and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations (such as insurance companies, tax-exempt organizations or non-U.S. persons).

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH SHAREHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of dissenters rights) will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted into the right to receive cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for Shares acquired in different transactions which are sold pursuant to the Offer or are converted into the right to receive cash in the Merger, as well as for each class of Shares involved. Such gain or loss will be capital gain or loss (other than, with respect to the exercise of dissenters rights, amounts, if any, which are or are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year.

  Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a rate of 31%. Backup withholding generally applies if the shareholder (i) fails to furnish his or her TIN, (ii) furnishes an incorrect TIN, (iii) fails to properly include a reportable interest or dividend payment on his or her federal income tax return or (iv) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is his or her correct number and that he or she is not subject to backup withholding. Backup withholding is not an additional tax, but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from backup withholding. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each shareholder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering shareholders may be able to prevent backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  The Common Shares are principally traded on the OTC Bulletin Board under the symbol "PMCI". There is no active or organized trading market for the Preferred Shares or the scrip. The following table sets forth for the periods indicated the high and low bid prices per Common Share as reported by the principal market maker in the Common Shares. These prices reflect prices between dealers, without retail markups, markdowns or commissions, and may not necessarily represent actual transactions.

                                                                    HIGH   LOW
                                                                   ------ -----
      Year Ended December 31, 1996
        First Quarter............................................. $ 4.00 $2.50
        Second Quarter............................................   7.25  3.75
        Third Quarter.............................................   8.25  5.50
        Fourth Quarter (1)........................................   8.00  5.50
      Year Ended December 31, 1997
        First Quarter............................................. $10.00 $8.00
        Second Quarter............................................  10.00  6.50
        Third Quarter.............................................   7.75  5.00
        Fourth Quarter............................................   7.00  6.00
      Year Ended December 31, 1998
        First Quarter............................................. $ 7.00 $4.00
        Second Quarter............................................   4.13  2.88
        Third Quarter.............................................   3.81  0.10
        Fourth Quarter (Through November 5, 1998).................   0.94  0.15

--------
(1) Does not reflect the private placement of 1,294,250 Common Shares by the Company in December 1996 at $8.50 per share.

  On November 3, 1998, the last full day of trading prior to the announcement of the Offer, the closing bid price per Common Share as reported by the principal market maker in the Common Shares was $0.86 and on November 6, 1998, the closing bid was $.60. Holders of Common Shares are urged to obtain current market quotations for the Common Shares.

  The Company has not paid dividends on the Common Shares. Under the terms of the Merger Agreement the Company is prohibited from paying any dividends on its capital stock, including the Shares. The Company is in default in the payment of dividends on the Preferred Shares (in the amount of $298,419 as of March 31, 1998). The Company is prohibited by its Articles of Incorporation from paying dividends on its Common Shares so long as it is in default in the dividend payment of Preferred Shares.

7. EFFECT OF THE OFFER ON MARKET FOR COMMON SHARES, PRICE QUOTATIONS AND REGISTRATION UNDER THE EXCHANGE ACT.

  The purchase of the Shares by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will adversely affect the liquidity and market value of the remaining Shares held by shareholders other than the Offeror. Consummation of the Merger in accordance with the Merger Agreement will eliminate all Shares held by anyone other than the Offeror and its affiliates.

  Following consummation of the Offer, the extent of the public market for the Common Shares and the availability of price quotations will depend upon the number of holders of Common Shares remaining at such time, the interest in maintaining a market in Common Shares on the part of securities firms, the termination of registration of Common Shares under the Exchange Act, as described below, and other factors.

  The Common Shares are currently registered under the Exchange Act. The Preferred Shares are not registered under the Exchange Act and the registration of the Common Shares may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Common Shares. It is the intention of the Offeror both to consummate the Merger and to seek to cause an application for such termination to be made as soon after consummation of the Offer as the requirements for termination of registration of the Common Shares are met. If such registration were terminated, the Company would no longer legally be required to disclose publicly in proxy materials distributed to holders of Common Shares the information which it now must provide under the Exchange Act or to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the Commission under the Exchange Act; and the officers, directors and 10% or more shareholders of the Company would no longer be subject to the "short-swing" insider trading reporting and profit recovery provisions of the Exchange Act. Furthermore, if such registration were terminated, persons holding "restricted securities" of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The Company is a Colorado corporation with its principal executive offices located at 555 17th Street, 14th Floor, Denver, Colorado 80202. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although neither the Offeror nor the Parent has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Offeror, the Parent nor the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Offeror and the Parent.

  The Company develops, markets and manages sophisticated investment management products and services. Not a money manager itself, the Company provides products and services that facilitate the selection and/or monitoring of unaffiliated money managers or mutual funds for customers of the Company's distribution channels depending upon the size, sophistication and requirements of such customers. The Company's products and services address investment diversification, asset allocation recommendations, portfolio modeling and rebalancing, comprehensive accounting and portfolio performance reporting.

  Set forth below is certain summary consolidated financial data with respect to the Company excerpted or derived from financial information contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1997, and the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies thereof are obtainable in the manner set forth below.

                            PMC INTERNATIONAL, INC.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          SIX MONTHS ENDED      YEAR ENDED
                                              JUNE 30,         DECEMBER 31,
                                          ------------------  ----------------
                                            1998      1997     1997     1996
                                          --------  --------  -------  -------
                                             (UNAUDITED)
      Income Statement Data:
        Total revenue.................... $ 10,871  $  5,851  $14,863  $10,087
        Net loss.........................   (2,706)   (1,312)  (3,823)  (4,001)
        Net loss per Common Share........ $  (0.56) $  (0.37) $ (0.98) $ (2.85)

                                                                   DECEMBER 31,
                                                       JUNE 30,   --------------
                                                         1998      1997    1996
                                                      ----------- ------- ------
                                                      (UNAUDITED)
      Balance Sheet Data:
        Total assets.................................   $11,626   $13,376 $9,163
        Total liabilities............................     5,458     4,495  2,893
        Shareholders' equity.........................     6,168     8,882  6,271

  The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048 and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Because the Company files certain documents electronically with the Commission, reports, proxy and information statements and other information may be accessed through the Commission's website, http://www.sec.gov.

  On November 3, 1998, the Company and Parent entered into a Credit Agreement (the "Credit Agreement") pursuant to which Parent agreed to make, through March 31, 1999, revolving credit loans (the "Loans") to the Company in an aggregate principal amount of up to $3,500,000 at a variable rate of interest equal to the prime rate as published in The Wall Street Journal (Midwest Edition). All Loans are to be evidenced by the Second Note. The proceeds of the Loans are to be used solely to retire indebtedness under a bridge loan provided to the Company by Dundee Bancorp, Inc. in July, 1998, to compensate investment managers, to pay legal and investment banking fees, to make earn-out payments under the PMCIS Acquisition Agreement, as amended, and for general working capital and general corporate purposes, including payment of aged payables. In connection with the Credit Agreement, the Company made certain standard representations and warranties and agreed to certain negative covenants, including limitations on: liens, indebtedness, investments, payments (including dividends and distributions), the disposition of assets, sales and leasebacks, loans, transactions with affiliates, guarantees, formation of subsidiaries and its ability to consolidate or merge with any other person. The Company also agreed to standard affirmative covenants, including: timely payment of the Loans, maintenance of its corporate existence, maintenance of licenses, timely reporting, timely payment of taxes, inspection of properties and records, compliance with laws and other agreements of the Company, where noncompliance with any covenant would have a Material Adverse Effect (as defined in the Credit Agreement). Parent has the standard remedies available to creditors in the event of any default under the Credit Agreement including acceleration and setoff. The Loans are secured by unlimited guarantees by three of the Company's subsidiaries (described below) and by the assets of the Company and three of its subsidiaries (described below).

  The foregoing summary of certain provisions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as an Exhibit to the Schedule 14D-1.

  In connection with the Credit Agreement, three subsidiaries of the Company, PMC Investment Services Inc. ("PMCIS"), Portfolio Management Consultants, Inc. ("PMC") and Portfolio Technology Services, Inc. ("PTS") each agreed to guaranty the Company's Obligations (as defined in the Guarantees) to Parent of any kind, past, present or future, plus any costs of collection.

  The foregoing summary of certain provisions of the Guarantees does not purport to be complete and is qualified in its entirety by reference to the Guarantees, copies of which are filed as Exhibits to the Schedule 14D-1.

  In connection with the Credit Agreement, the Company, PMCIS, PMC and PTS (each, a "Debtor") each granted to Parent a security interest pursuant to a General Business Security Agreement (collectively, the "Security Agreements") in all tangible and intangible assets, now owned or hereafter acquired by each of them, wherever located, to secure all Obligations (as defined in the Security Agreements) of the Debtor. Under the Security Agreements, each Debtor made customary warranties and covenants. Upon an event of default or at any time Parent deems itself insecure, Parent has all customary rights of a secured party.

  The foregoing summary of certain provisions of the Security Agreements does not purport to be complete and is qualified in its entirety by reference to the Security Agreements, copies of which are filed as Exhibits to the Schedule 14D-1.

9. CERTAIN INFORMATION CONCERNING THE PARENT AND THE OFFEROR.

  The Offeror is a newly incorporated Colorado corporation and a wholly-owned subsidiary of Parent, which is a Wisconsin corporation. To date, the Offeror has not conducted any business other than that incident to its formation, the execution and delivery of the Merger Agreement and the commencement of the Offer. Accordingly, no meaningful financial information with respect to the Offeror is available.

  The principal executive offices of the Offeror and the Parent are located at 215 North Main Street, West Bend, Wisconsin 53095. The Parent is a holding company which owns nine operating subsidiary companies. Eight of the companies are engaged in financially oriented businesses and the other company is engaged in recycling, reclaiming and disposing of industrial chemicals and solvents and providing pollution abatement services.

  The Parent's subsidiaries include: (i) B.C. Ziegler and Company, an investment banking and brokerage firm; (ii) Ziegler Asset Management, Inc., an investment adviser; (iii) Ziegler Thrift Trading, Inc., a discount brokerage firm; (iv) GS/2/ Securities, Inc., an institutional research and brokerage firm, and investment adviser; (v) Ziegler Financing Corporation, a provider of short-term loans, and an originator of Federal Housing Administration insured mortgage loans; (vi) Ziegler Capital Company, LLC, a special purpose limited liability company formed for the purpose of financing or investing in senior living facilities, primarily in the form of subordinated participating mortgages; (vii) First Church Financing Corporation, which securitizes pools of first mortgage loans to churches, (viii) Ziegler Collateralized Securities, Inc., which securitizes pools of equipment leases; and (ix) WRR Environmental Services Co., Inc., which engages in recycling chemicals, blending virgin chemicals for manufacturers, and performing pollution abatement services.

  The Parent's operations are conducted through four industry segments, namely, (1) broker-dealer, (2) hazardous waste management, (3) real estate financing and (4) corporate and other. The industry segments are each served by a separate subsidiary or group of subsidiaries.

  The Parent and its subsidiaries have not purchased any products or services from the Company during 1998 or during the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995, respectively.

  Set forth below is certain summary consolidated financial data with respect to the Parent excerpted or derived from financial information contained in the Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, and the Parent's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 (which are incorporated by reference herein). More comprehensive financial information is included in such reports and other documents filed with the Commission. The following summary is qualified in its entirety by reference to such reports and such other documents and all financial information (including any related notes) contained therein. Such reports and other documents are available for inspection and copies thereof are obtainable in the manner set forth below.

                          THE ZIEGLER COMPANIES, INC.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         SIX MONTHS
                                            ENDED
                                          JUNE 30,      YEAR ENDED DECEMBER 31,
                                       ---------------  -----------------------
                                        1998    1997     1997    1996    1995
                                       ------- -------  ------- ------- -------
                                         (UNAUDITED)
Income Statement Data:
  Total revenues...................... $37,735 $24,311  $59,694 $49,317 $44,942
  Income before extraordinary items...      77    (150)     354   2,975   3,328
  Net income..........................      77    (150)     354   3,645   4,044
  Per share data:
    Income per Common Share before
     extraordinary items.............. $  0.03 $ (0.06) $  0.15 $  1.25 $  1.40
    Extraordinary items...............     --      --       --     0.28    0.30
    Net income per Common Share.......    0.03   (0.06)    0.15    1.53    1.70
    Net income per Common Share on a
     fully diluted basis..............    0.03   (0.06)    0.14    1.51    1.68

                                                                  DECEMBER 31,
                                                     JUNE 30,   ----------------
                                                       1998       1997    1996
                                                    ----------- -------- -------
                                                    (UNAUDITED)
Balance Sheet Data:
  Total assets.....................................  $186,817   $167,477 141,156
  Total assets less goodwill.......................   185,473    166,076 141,060
  Total liabilities................................   134,693    115,182  86,937
  Total shareholders' equity.......................    52,124     52,295  54,219

  The Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available for inspection and copying at the offices of the Commission in the same manner as set forth with respect to the Company in Section 8.

  Except pursuant to the Conversion Rights, the Options and the Shareholder Tender Agreements and as otherwise described in this Offer to Purchase, neither of the Offeror, the Parent, nor, to the best knowledge of the Parent and its subsidiaries, any of the persons listed in Schedule I to this Offer to Purchase owns or has any right to acquire any Shares and none of them has effected any transaction in the Shares during the past 60 days.

10. SOURCE AND AMOUNT OF FUNDS.

  If all Shares outstanding at October 22, 1998, and all Shares covered by options and warrants outstanding at October 22, 1998 (excluding the Conversion Rights and the Options) which were exercisable at such date or the exercise of which has been accelerated to immediately prior to the closing of the Offer are tendered pursuant to the Offer, the aggregate purchase price and estimated fees and expenses will be approximately $4.1 million (the aggregate purchase price and estimated fees and expenses will be approximately $11.0 million if the Options and the Conversion Rights are exercised in full). The Offeror will obtain all such funds from the Parent, which currently has these funds in available cash. This Offer is not subject to a financing condition.

11. BACKGROUND OF THE OFFER.

  During the week of September 7, 1998, Richard Glaisner, an executive officer of one of the Parent's subsidiaries, was in Denver, Colorado on vacation and learned from a local Denver newspaper story that the Company was seeking a strategic investor. Mr. Glaisner, through his background and operational responsibilities at GS/2/ Securities, Inc., a subsidiary of the Parent which operates, in part, a business similar to that of the Company, was familiar with the Company and its operations. On September 9, 1998, Mr. Glaisner contacted Mr. C.R. Tucker, chief executive officer of the Company, to express Parent's possible interest in considering an investment in the Company. On September 10, 1998, before the Company had disclosed any confidential information to Parent or any of its employees or affiliates, the Company and Parent entered into a confidentiality agreement concerning information provided as due diligence material by the Company.

  During the week of September 14, 1998, the Parent and the Company, through Mr. Glaisner and Mr. Tucker, discussed various business combinations, including a possible transaction structured as a joint venture or the sale of substantially all of the Company's assets to the Parent, which Mr. Tucker declined. Mr. Glaisner and Mr. Tucker then discussed a transaction whereby the Parent would purchase a majority of the Common Stock directly from the Company and have the right to nominate a majority of the board of directors of the Company.

  In addition to Mr. Glaisner, Dennis Wallestad (Senior Vice President and Chief Financial Officer of the Parent), and Peter Ziegler (President and Chief Executive Officer of the Parent) discussed these arrangements with the Company during the week of September 21, 1998.

  On September 25, 1998, the Parent and the Company entered into a non-binding letter of intent to purchase a majority of the shares of Common Stock of the Company at $.75 per share of Common Stock, with the Parent providing a $500,000 loan to the Company to meet the Company's immediate working capital needs.

  During the week of September 28, 1998, Mr. Wallestad conducted a more detailed due diligence analysis of the Company and met with the Company's officers in Denver, Colorado. Similarly, representatives of the Parent forwarded a lengthy due diligence request to the Company on September 28, 1998 and Charles O'Meara (Senior Vice President and General Counsel of the Parent) and representatives of the Parent visited the Company's headquarters and conducted additional due diligence on October 1 and 2, 1998.

  On October 2, 1998, the Parent's board of directors met to consider the possible acquisition of the Company and approved a $500,000 loan to the Company to provide the Company with needed working capital to meet its current obligations.

  On October 5, 1998, the Company executed a confidentiality agreement covering due diligence materials provided by the Parent to the Company pursuant to a due diligence request by the Company.

  During the week of October 5, 1998, the Parent discussed with Mr. Tucker, Ms. Dobel (General Counsel of the Company), and Mr. MacKillop (President of the Company), the terms of the First Note and revised terms of the proposed acquisition. Specifically, the Parent proposed undertaking a tender offer for all of the Company's Shares at $.60 per Common Share and $2.50 per Preferred Share and entering into a $3.5 million credit facility to provide the Company with additional working capital to meet its obligations.

  On October 6, 1998 and continuing through October 7, 1998, Mr. Tucker, Mr. MacKillop and Emmett Daly, a director of the Company, met with officers of Parent to discuss the possible terms of the proposed transaction and to conduct due diligence on the Parent.

  On October 7, 1998, Mr. Tucker, Mr. MacKillop and Mr. Daly visited with representatives of Parent's management at the offices of GS/2/ Securities, Inc., a subsidiary of Parent ("GS/2/"), located in Milwaukee, Wisconsin. The purpose of the visit was to learn more about Parent and continue negotiations regarding the transaction. Representatives of Parent present at this meeting included, at various times, Messrs. Ziegler, Glaisner, Wallestad, and Richard Schilffarth, an officer of GS/2/. During those meetings, Parent informed the Company that it was not willing to proceed under the terms of the Letter of Intent because such items would not accomplish Parent's objectives. As a result, the per share price and structure of the transaction were renegotiated.

  During the week of October 12, 1998, the parties negotiated the terms of the First Note and the Preferred Option and on October 15, 1998, entered into such agreements.

  On October 15, 1998, the Company's board met to discuss the proposed transaction and approved the terms of the First Note and the Preferred Option for the Parent to purchase up to 111,818 Preferred Shares. The Preferred Option was granted to induce Parent to purchase the First Note and to pursue the Offer and the Merger.

  After October 15, members of the Company's management continued to negotiate with members of Parent's management, especially with respect to the basis upon which the Offer would proceed and the Merger would be consummated and with respect to the priority of payment of certain of the Company's creditors, in particular Dundee.

  On October 21, 1998, Parent's board of directors met to consider and approve the proposed transaction, including the Merger Agreement and the $3.5 million credit facility.

  On October 21 and 22, 1998, members of the Company's management met with Mr. Glaisner and Mr. Wallestad to continue discussions about the transaction and the Company's financial condition and operations.

  On October 26, 1998, the board of directors of the Company met to consider and approve the proposed transaction. From October 26, 1998, officers of the Company and the Parent reviewed and negotiated the final terms of the documents, including the $3.5 million credit facility. In a joint press release issued prior to commencement of trading on November 4, 1998, the Parent and the Company announced, among other things, that they had entered into the Merger Agreement and that the Parent intended to commence the Offer within five business days following execution of the Merger Agreement. On November 9, 1998, the Offeror commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

  The purpose of the Offer, the Merger and the Merger Agreement is to enable the Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement.

  Under the CBCA and the Company's Articles of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of the holders of two-thirds of the outstanding Common Shares and Preferred Shares, respectively, are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. A vote by holders of scrip is not required to effect the Merger. The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement, and, unless the Merger is consummated pursuant to the short form merger provisions under the CBCA described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement by the affirmative vote of the holders of at least two-thirds of the Common Shares and Preferred Shares voting as separate classes. If the Minimum Condition is satisfied, including satisfaction as a result of the exercise, in whole or in part, of the Conversion Rights and/or the Options held by the Parent, the Offeror will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholder. See Section 13 for a discussion of the Conversion Rights and the Options.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its shareholders as promptly as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by the CBCA. The Parent has agreed that all Shares owned by the Parent or the Offeror (including any Shares acquired pursuant to the exercise of the Conversion Rights of the Options) will be voted in favor of the Merger Agreement.

  The Parent intends to undertake a review of the Company's operations and to study how operations of the two companies can best be optimized. The Parent will continue to evaluate the Company's other business and operations and will take such actions as a result of such review as are appropriate under the circumstances.

  Except as indicated in this Offer to Purchase, the Parent does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of consolidated assets of the Company and its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business.

13. THE MERGER AGREEMENT.

  The following summary of certain provisions of the Merger Agreement, a copy of which has been filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement.

  The Offer. The Offeror commenced the Offer in accordance with the terms of the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, the Parent, the Offeror and the Company are required to use their best efforts to take all action as may be necessary or appropriate in order to effectuate the Offer and the Merger as promptly as possible and to carry out the transactions provided for or contemplated by the Merger Agreement.

  Company Actions. Pursuant to the Merger Agreement, the Company has agreed that, subject to the fiduciary duties of the Board of Directors of the Company under applicable law as determined by the Board of Directors of the Company in good faith after consultation with the Company's outside counsel, it will file with the Commission and mail to its shareholders, a Solicitation/Recommendation Statement on Schedule 14D-9 containing the recommendation of the Board of Directors that the Company's shareholders accept the Offer and approve the Merger and the Merger Agreement.

  The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the CBCA, the Offeror shall be merged with and into the Company at the Effective Time. Following the Merger, the separate corporate existence of the Offeror shall cease and the Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of the Offeror in accordance with the CBCA and the Merger Agreement. The Articles of Incorporation and the By-laws of the Company shall continue as the Articles of Incorporation and the By-laws of the Surviving Corporation and the officers and directors of the Offeror shall continue as the officers and directors of the Surviving Corporation, in each case until their successors are chosen.

  Conversion of Securities. At the Effective Time, each Common Share issued and outstanding immediately prior thereto shall be canceled and extinguished and each Common Share (other than Common Shares owned by the Company, the Parent, or any affiliate of either, including the Offeror, and any Dissenting Shares representing Common Shares) shall, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of the Common Shares, be converted into and represent the right to receive an amount equal to the Common Share Offer Price.

  At the Effective Time, each Preferred Share issued and outstanding immediately prior thereto shall be canceled and extinguished and each Preferred Share (other than Preferred Shares owned by the Company, the Parent, or any affiliate of either, including the Offeror, and any Dissenting Shares representing Preferred Shares) shall, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of the Preferred Shares, be converted into and represent the right to receive an amount equal to the Preferred Share Offer Price.

  Each share of common stock of the Offeror issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the Offeror, the Company or the holders of such shares, be converted into and shall thereafter evidence one validly issued and outstanding share of common stock of the Surviving Corporation.

  Dissenting Shares. Shares which are held by holders who have properly exercised dissenters rights with respect thereto in accordance with Article 113 of the CBCA will not be exchangeable for the right to receive an amount equal to the Common Share Offer Price or Preferred Share Offer Price, as appropriate, in cash, and instead holders of such Shares will be entitled to receive payment of the appraised value of such stock, unless such holders fail to perfect or withdraw or lose their right to appraisal and payment under the CBCA, in which case Shares held by such holders will be exchangeable for the right to receive the Common Share Offer Price or Preferred Share Offer Price, as appropriate, in cash.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to the Offeror, including, but not limited to, representations and warranties relating to: the Company's organization, qualification and capitalization; its authority to enter into the Merger Agreement and carry out related transactions; filings made by the Company with the Commission under the Securities Act of 1933, as amended or the Exchange Act (including financial statements included in the documents filed by the Company under these Acts); required consents and approvals; compliance with applicable laws, the Company's intellectual property; litigation involving the Company; the Company's benefit plans; title to its assets; insurance coverage for the Company and its business; tax matters; Year 2000 compliance and the absence of certain changes or events which would have a Material Adverse Effect on the Company. "Material Adverse Effect" is defined as a material adverse effect on the operations of the Company and its subsidiaries taken as a whole including without limitation information that a significant customer intends to cancel or substantially reduce its relationship with the Company, as determined by the Parent in its reasonable discretion.

  The Offeror and the Parent have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to the Offeror's and the Parent's organization and qualification, authority to enter into the Merger Agreement, required consents and approvals and the availability of sufficient funds to consummate the Offer and the Merger.

  Covenants Relating to the Conduct of Business. The Company has agreed that it will, and will cause its subsidiaries to, carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the usual and ordinary course of business. The Company has agreed that, except as contemplated by the Merger Agreement or as disclosed by the Company to the Parent prior to the execution of the Merger Agreement, it shall not, and shall not permit any of its subsidiaries to, without the prior consent of the Parent:

    (i) issue, sell, pledge or encumber, or authorize or propose the issuance, sale, pledge or encumbrance of (a) any shares of capital stock of any class (including Common Shares or Preferred Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company or any of its subsidiaries for such shares, other than Common Shares issuable upon exercise of currently outstanding options, or (b) any other securities in respect of, in lieu of or in substitution for Common Shares or Preferred Shares outstanding on the date of the Merger Agreement;

    (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities (including Common Shares or Preferred Shares) or declare any dividends on Common Shares or Preferred Shares;

    (iii) split, combine or reclassify any shares of its capital stock or declare or pay any dividend or distribution on any shares of capital stock of the Company;

    (iv) except pursuant to agreements or arrangements in effect on the date of the Merger Agreement which have been disclosed to the Parent, authorize capital expenditures in excess of $50,000 in the aggregate, make any acquisition or disposition of a material amount of assets or securities, or, except for routine contracts with customers and clients consistent with past practices, enter into or amend or terminate any contract material to the business of the Company and its subsidiaries taken as a whole, or release or relinquish any contract rights or claims material to the business of the Company and its subsidiaries taken as a whole;

    (v) pledge or encumber any material assets of the Company except in the ordinary course of business;

    (vi) except for loans from the Parent or the Offeror, incur any long-term debt for borrowed money or short-term debt for borrowed money in an aggregate amount in excess of $10,000;

    (vii) propose or adopt any amendments to the Articles of Incorporation or By-Laws of the Company or any of its subsidiaries;

    (viii) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

    (ix) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except wholly owned subsidiaries of the Company in the ordinary course of business and consistent with past practice;

    (x) make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances to subsidiaries and loans or advances to employees in accordance with past practices);

    (xi) except as required by applicable laws, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, severance, termination, employment or other employee benefit plan, agreement, trust, fund, policy or other arrangement for the benefit or welfare of any registered representative, agent, employee or director or former employee or director or, except as required by applicable laws or in the ordinary course of business, increase the compensation or fringe benefits of any employee or pay any employee or pay any benefit not required by any existing plan, arrangement or agreement;

    (xii) make any tax election or settle or compromise any federal, state, local or foreign income tax liability, except in the ordinary course of business and consistent with past practice;

    (xiii) agree in writing or otherwise to take any of the foregoing actions; or

    (xiv) fail to comply in all material respect with all applicable laws.

  No Solicitation. The Merger Agreement provides that neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, employees, representatives, agents or affiliates, will directly or indirectly encourage, solicit, initiate or, except as is required in the exercise of fiduciary duties of the Company's directors and officers under applicable laws, upon advice of counsel to the Company, participate in any discussions or negotiations with, or knowingly provide any information to, any corporation, partnership, person or other entity or group (other than the Parent or any of its affiliates or associates) concerning any merger, sale of substantially all the assets, sale of shares of capital stock or similar transactions involving the Company or any material subsidiary or division of the Company, provided, however, that nothing contained in the Merger Agreement will prohibit the Company or its Board of Directors from (i) taking and disclosing to the Company's shareholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act,
(ii) making such disclosure to the Company's shareholders which, in the judgment of the Board of Directors with the advice of counsel, may be required under applicable law or (iii) providing information to, or participating in discussions or negotiations with, any party that has actually made, and which the Board of Directors believes in good faith would be capable of effecting an acquisition of the

Company on terms that are superior, from a financial point of view, to the Offer and the Merger if the Board of Directors in good faith believes, upon the written advice of counsel, that the failure to so disclose would constitute a breach of its fiduciary duty to the Company and its shareholders. The Merger Agreement requires the Company promptly to communicate to Offeror if it is furnishing information to or engaging in negotiations with any third party with respect to the acquisition of the Company or any of its assets or subsidiaries.

  Preservation of Relationships and Obtaining Consents. The Company has agreed that it will, and will cause its subsidiaries to, use their reasonable best efforts to: (i) preserve their business organizations intact; (ii) retain the services of their present officers and key employees; (iii) preserve the goodwill of suppliers, customers, creditors and others having business relationships with them and (iv) obtain consents to the assignment of contracts under the Investment Advisers Act of 1940, as amended (the "Investment Advisers Act") required for the Consummation of the transactions contemplated by the Merger Agreement.

  Warrants and Options. Warrants and options to purchase Common Shares are outstanding under stock option plans of the Company and pursuant to grants outside any formal plan (the "Company Stock Option Plans") and pursuant to the Option Agreements, the Company has granted the Parent the Options to purchase 111,818 Preferred Shares at a price of $2.50 per Preferred Share and 4,500,000 Common Shares at $.60 per Common Share. See Below. Additionally, pursuant to the First Note, the Company has granted the Parent the Preferred Conversion Rights (providing for the conversion, at the Parent's option, of the then outstanding principal and accrued interest of the First Note at the time of conversion or such lesser amount as selected by the Parent, in whole or in part, into Preferred Shares at a price of $2.50 per Preferred Share) and, pursuant to the Second Note, the Company has granted the Parent the Common Conversion Rights (providing for the conversion, at the Parent's Option, of the then outstanding principal and accrued interest of the Second Note at the time of conversion or such lesser amount as selected by the Parent, in whole or in part, into Common Shares at a price of $0.60 per Common Share). See below. As of the date of the Merger Agreement options for a total of 662,625 Common Shares (the "Company Stock Options") were outstanding under the Company Stock Option Plans and warrants for a total of 118,751 Common Shares (the "Warrants") were outstanding. The Merger Agreement provides that at the Effective Time each Company Stock Option shall automatically terminate and be of no further force and effect whatsoever and each Warrant shall be automatically converted into the right to receive upon exercise thereof, in lieu of Common Shares issuable upon exercise thereof immediately prior to the Effective Time, the Common Share Offer Price (subject to any applicable withholding taxes).

  Indemnification. The Offeror has agreed, from and after the Effective Time, to cause the Surviving Corporation to honor the performance of certain contracts, agreements and commitments of the Company and its subsidiaries which indemnify certain employees and directors of the Company and its subsidiaries. Additionally, the Offeror has agreed that for six years from the date of the Merger Agreement the Articles of Incorporation and By-laws of the Surviving Corporation will not be amended to reduce or limit the rights to indemnity currently afforded thereunder.

  Employee Benefits. The Merger Agreement provides that if any salaried or non-union hourly employee of the Company or any of its subsidiaries is or becomes a participant in any written employee benefit plan or program of the Offeror or any member of its controlled group within the meaning of the
Section 414(b) or (c) of the Code, such employee shall be credited under such plan or program with all service prior to the Effective Time with the Company and its subsidiaries (and any predecessor employer) to the extent credit was given by the Company and its subsidiaries for purposes of eligibility and vesting under such plan or program. The Parent and the Offeror have acknowledged in the Merger Agreement that consummation of the Offer will constitute a change of control of the Company (to the extent such concept is relevant) for purposes of certain employment, severance or benefit agreements and plans. See Below.

  Board Representation. The Merger Agreement provides that promptly upon the purchase by Parent or any of its affiliates of such number of Common Shares which, when added to the number of Common Shares owned by Parent and the Offeror, represents at least two-thirds of the outstanding Common Shares, and from time to time thereafter, the Parent shall be entitled to designate such number of members of the Board of Directors of the Company, rounded up to the next whole number as will give the Parent, subject to compliance with the provisions of Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on such Board and (ii) the percentage that the aggregate number of Common Shares owned by the Parent and Offeror bears to the total number of outstanding Common Shares. The Company has agreed, upon the request of the Parent and upon the purchase of Shares pursuant to the Offer, to promptly increase the size of the Board of Directors of the Company and/or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable the Parent's designees to be elected the Board of Directors and shall cause the Parent's designees to be so elected. The Company has agreed to take, at its expense, all actions required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to effect any such election, including the mailing to its shareholders the information required to be disclosed pursuant thereto. The Parent will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

  Conditions Precedent. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions: (a) if required by applicable law, the Merger Agreement and the Merger shall have been approved by the requisite vote of the holders of two-thirds of the outstanding Common Shares and two-thirds of the outstanding Preferred Shares voting as a separate class; (b) no governmental entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or restricts the consummation of the Merger; and (c) the Offeror shall have accepted and paid for Shares tendered pursuant to the Offer, including satisfaction of the Minimum Condition (unless waived).

  Termination. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time notwithstanding approval thereof by the shareholders of the Company, but prior to the Effective Time:
(i) by mutual written consent duly authorized by the Boards of Directors of the Company (excluding any representative of Parent or an affiliate of Parent), the Parent and the Offeror; (ii) by either Parent or the Company if the Effective Time shall not have occurred on or before March 31, 1999; (iii) by either Parent or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and non-appealable; (iv) by the Offeror, if (a) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Section 15 of this Offer to Purchase, the Offeror shall have (1) failed to commence the offer within 20 days following the date of the Merger Agreement, (2) terminated the Offer or the Offer shall have expired without the purchase of the Shares thereunder at any time after the latest date, if any, to which the Offer shall have been extended pursuant to the Merger Agreement or (3) failed to pay for Shares pursuant to the Offer by the 40th business day following such commencement, unless such failure to commence, termination or failure to pay for Shares shall have been caused by or resulted from the failure of the Offeror or an affiliate to perform in any material respect its material covenants and agreements contained in the Merger Agreement; or (b) prior to the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to the Offeror its approval or recommendation of the Offer, the Merger Agreement or the Merger, or shall have recommended another Offer, or shall have resolved to do any of the foregoing; provided, however, that the Offeror shall have no right to terminate the Merger Agreement and abandon the Merger if the Company withdraws or modifies its recommendation of the Offer, the Merger Agreement, or the Merger, by reason of taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act with respect to another proposal, and if within ten days of taking and disclosing to its shareholders the aforementioned position, the Company publicly reconfirms its recommendation of the Offer, the Merger Agreement and the Merger and takes and discloses to the Company's shareholders a recommendation to reject such other proposal as contemplated by Rule 14e-2(a)(1) promulgated under the Exchange Act; or (v) by the Company, if (a) due to an occurrence or circumstance that would result in a failure to satisfy any of the conditions set forth in Section 15 of this Offer to Purchase or otherwise, the Offeror shall have (1) failed to commence the Offer as provided in the Merger Agreement within 20 days following the date of the Merger Agreement, (2) terminated the Offer or the Offer shall have expired without the purchase of Shares thereunder at any time after the latest date, if any, to which the Offer shall have been extended in accordance with the terms of the Merger Agreement or (3) failed to pay for Shares pursuant to the Offer by the 40th business day following such commencement, unless such failure to commence, termination or failure to pay for Shares shall have been caused by or resulted from the occurrence or existence of the condition described in paragraph (iv) or (vii) of Section 15 of this Offer to Purchase or (b) prior to the purchase of Shares pursuant to the Offer, (1) a corporation, partnership, person or other entity or group shall have made a bona fide proposal that the Board of Directors of the Company believes, in good faith, after consultation with its legal and financial advisors, is more favorable to the Company and its shareholders than the Offer and the Merger and (2) the Offeror does not make, within ten days of the Offeror receiving notice of such third party proposal, an offer which the Board of Directors believes, in good faith after consultation with its legal and financial advisors, is at least as favorable to the Company's shareholders as such third party proposal.

  Fees and Expenses. The Company has agreed in the Merger Agreement to pay the Offeror the sum of $250,000 and all actual, documented out-of-pocket expenses relating to the Offer and the Merger in an amount up to $100,000 if the Merger Agreement or the transactions contemplated thereby are terminated or abandoned (unless at such time the Parent or the Offeror shall be in breach in any material respect of any of its obligations or representations and warranties thereunder) and prior to or contemporaneously with such termination or abandonment, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or any of its subsidiaries or affiliates, shall have acquired or beneficially owns (and failed to tender such shares) (as defined in Rule 13d-3 promulgated under the Exchange Act) at least 33.34% of the then outstanding Common Shares.

  Except as provided in the preceding paragraph, the Merger Agreement provides that whether or not the Merger is consummated, each party thereto shall pay its own expenses incident to preparing for, entering into and carrying out the Merger Agreement and the consummation of the Offer and the Merger.

  Employment Agreement. Mr. Scott MacKillop, the President of the Company, was a party to a two-year employment agreement dated September 23, 1997, with PMC Investment Services, Inc. ("PMCIS"), a wholly owned subsidiary of the Company, formerly known as ADAM Investment Services, Inc. PMCIS had the right to terminate the agreement at any time after the one-year anniversary of the date of the agreement by giving six months' prior written notice. The agreement provided for a minimum salary of $240,000, an annual bonus of up to $50,000, options to acquire 62,500 shares of Common Stock at an exercise price of $6.485 per share (with such options expiring six years from the date of grant and vesting ratably 20% per year over a five-year period beginning September 24, 1998), and participation in the Company's other benefit plans. As a condition to Parent's agreeing to participate in the Offer and the Merger, Mr. MacKillop agreed to terminate this agreement and to enter into an employment agreement with the Company, as described below.

  On November 3, 1998, Mr. MacKillop and the Company entered into a one-year employment agreement. This agreement provides for a minimum salary of $240,000 that the Company may augment with performance-based increases as established in the Company's discretion, and participation in the Company's other benefit plans. In addition, the new employment agreement provides that if payment in full of the 1998 earn-out payment due under the PMCIS Acquisition Agreement is not paid in accordance with the PMCIS Acquisition Agreement, as amended, then the Company will pay Mr. MacKillop $250,000 on the earlier of April 2, 1999 or two business days after the consummation of the Merger. Upon the effectiveness of this agreement, Mr. MacKillop's existing employment agreement with PMCIS (as described above) was terminated.

  Change in Control Severance Agreements. In May 1998, the Company entered into Change in Control Severance Agreements with Mr. MacKillop, Stephen A. Ash and Maureen E. Dobel (for purposes of their respective agreements, each the "Executive"). Each of these agreements provides that if a Change in Control (as defined in each such agreement) occurs, and before the two-year anniversary of the Change in Control or the Executive's 65th birthday, whichever comes first, (i) the Executive's employment is terminated by the Company or any of its subsidiaries (unless such termination is for cause or because Executive becomes permanently disabled and begins to receive disability benefits pursuant to the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change in Control), or (ii) if the Executive terminates his or her employment with the Company or any of its subsidiaries for Good Reason (as defined in each such agreement), then Executive will be entitled to (x) a cash payment payable during each month of the Continuation Period (twenty-seven months following termination of employment for Messrs. MacKillop and Ash, and twelve months following termination of employment for Ms. Dobel) in an amount equal to 1/12 of the sum of the Executive's annual base salary and the average of the Executive's annual bonus over the preceding three fiscal years, (y) a lump-sum cash payment which the Company will pay within ten business days after the expiration of the Continuation Period equal to the Company matching contributions that would have been made under the Company's 401(k) savings plan(s) on the amounts described in the preceding clause (x) if the Executive had continued in employment and participated to the fullest extent under such plan(s), and (z) during the Continuation Period, the Company will arrange to provide the Executive with continued medical, group life, and dental benefits substantially similar, and subject to the same employee contribution requirement, to those that the Executive was receiving or entitled to receive immediately prior to the date his or her employment is terminated.

  In addition to the foregoing general terms, Mr. MacKillop's Change in Control Severance Agreement also provides that if a Change in Control occurs, then Mr. MacKillop may terminate his employment with the Company or any of its subsidiaries for any reason, or without reason, during the sixty-day period immediately following the first anniversary of a Change in Control giving rise to a right to severance compensation. Pursuant to the employment agreement entered into as of November 3, 1998 between the Company and Mr. MacKillop, Mr. MacKillop's Change in Control Severance Agreement was terminated.

  Conversion Rights and Option. Pursuant to the First Note, the Company has granted the Parent Preferred Conversion Rights to convert the then outstanding principal of the First Note at the time of conversion or such lesser amount as selected by the Parent, in whole or in part, into Preferred Shares at a price per Preferred Share of $2.50. Pursuant to the Second Note, the Company has granted the Parent Common Conversion Rights to convert the then outstanding principal and accrued interest of the Second Note of the time of conversion or such lesser amount as selected by the Parent, in whole or in part, into Common Shares, at a price per Common Share of $0.60. In addition, pursuant to the Option Agreements, the Company has granted the Parent Options to purchase 111,818 Preferred Shares at a price per Preferred Share of $2.50 and 4,500,000 Common Shares at a price per Common Share of $0.60. The Conversion Rights and the Options are intended to ensure the likelihood that the Offer and Merger will be consummated in accordance with the terms of the Merger Agreement. Consequently, certain aspects of the Conversion Rights and the Options may have the effect of discouraging persons who might now, or prior to the Effective Time may, be interested in acquiring all or a significant interest in, other otherwise effecting a business combination with the Company or from considering or proposing such a transaction, even if such persons were prepared to offer to pay consideration which had a higher value than $0.60 per Common Share or $2.50 per Preferred Share. The Conversion Rights and the Options may be exercised, in whole or in part, at any time. The Conversion Rights will terminate upon the earlier of (i) the Effective Time or (ii) payment by the Company of the entire unpaid principal and accrued interest under the Notes, the Preferred Option will terminate on December 31, 1999 and the Common Option will terminate on the later of March 31, 1999 or fifteen days after the date all loans and interest from Parent and its affiliates to the Company have been repaid in full and all amounts due to Parent under the Merger Agreement have been paid in full. The Purchaser has agreed to exercise the Conversion Rights and/or the Options in order to meet the Minimum Condition.

  Shareholder Tender Agreements. As of the date hereof, thirty-one of the Company's shareholders who beneficially own in the aggregate 262,277 Common Shares, including all of the Company's officers and directors who own Shares, have entered into Shareholder Tender Agreements with the Parent whereby the shareholders have agreed to tender all of the Common Shares beneficially owned by such shareholders pursuant to the Offer and not withdraw such shares. If any of the conditions of the Offer as set forth herein have not been satisfied by December 31, 1998, the Shareholder Tender Agreements will terminate and the Parent will return all Shares tendered pursuant to such agreements.

14. DIVIDENDS AND DISTRIBUTIONS.

  The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, prior to the Effective Time (i) declare or pay any dividend (whether in cash, stock or property) or make any other distribution with respect to any shares of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) repurchase or otherwise acquire any shares of capital stock of the Company; or (iv) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any class of securities convertible into, or subscriptions, rights, warrants or options to acquire, or enter into other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of Shares pursuant to the exercise of the Conversion Rights, the Options, the Company Stock Options or the Warrants.

15. CERTAIN CONDITIONS TO OFFEROR'S OBLIGATIONS.

  Notwithstanding any other term of the Offer or of the Merger Agreement, the Offeror is not required to accept for payment, purchase or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares tendered in the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer and may postpone the acceptance for payment of and payment for shares if (i) on or before the Expiration Date, the number of shares validly tendered and not withdrawn shall not satisfy the Minimum Condition or (ii) at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exist or shall occur and remain in effect:

    (i) there shall have occurred (a) any general suspension of trading in, or limitation on prices for, securities on the American Stock Exchange, (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (c) a commencement of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States, (d) any material limitation (whether or not mandatory) by any governmental authority on, or any other event which might materially and adversely affect, the extension of credit by lending institutions or (e) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

    (ii) there shall have been any statute, rule or regulation enacted, promulgated, entered or enforced or deemed applicable, or any decree, order or injunction entered or enforced by any government or governmental authority in the United States or by any court in the United States that
  (a) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (b) prohibits or restricts the ownership or operation by the Offeror (or any of its affiliates or subsidiaries) of any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole or (c) imposes material limitations on the ability of the Offeror effectively to acquire or to hold or to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by the Offeror on all matters properly presented to the shareholders of the Company; provided, however, that the Offeror and the Parent shall have used their best efforts to have any such decree, order or injunction vacated or reversed, including, without limitation, by proffering their willingness to accept an order embodying any arrangement required to be made by the Offeror or the Parent pursuant to the Merger Agreement (and notwithstanding anything in this subsection (ii) to the contrary, no terms, conditions or provisions of an order embodying such an arrangement shall constitute a basis for the Offeror asserting nonfulfillment of the conditions contained in this subsection (ii)); or

    (iii) the Merger Agreement shall have been terminated in accordance with its terms; or

    (iv) the Company shall have breached or failed to perform any of its covenants or agreements which breach or failure to perform is material to the obligations of the Company under the Merger Agreement taken as a whole or any of the representations and warranties of the Company set forth in the Merger Agreement shall not have been true in any respect which is material to the Company and its subsidiaries taken as a whole, in each case, when made or a material adverse change in the financial condition or results of operations of the Company and its subsidiaries taken as a whole, provided that the aggregate effect under this condition shall be in excess of $250,000; or

    (v) the Board of Directors of the Company shall have publicly withdrawn or modified in any material respect adverse to the Offeror its recommendation of the Offer; provided, however, the Offeror shall have no right to terminate the Offer or not accept for payment or pay for any Shares if the Company withdraws or modifies its recommendation of the Offer and the Merger, by reason of taking and disclosing to the Company's shareholders a position contemplated by Rule 14e-2(a)(2) or (3) promulgated under the Exchange Act with respect to another proposal, and if within ten days of taking and disclosing to its shareholders the aforementioned position, the Company publicly reconfirms its recommendation of the Offer and Merger and takes and discloses to the Company's shareholders a recommendation to reject such other proposal as contemplated by Rule 14e-2(a)(1) promulgated under the Exchange Act; or

    (vi) Parent and the Company shall have agreed that the Offeror shall terminate the Offer; or

    (vii) the Company has not delivered to Parent consents conforming with the requirements of the Investment Advisors Act from investment advisers with assets under management with the Company representing in the aggregate at least 80% of the total assets under management by the Company as of October 1, 1998.

  The foregoing conditions are for the sole benefit of the Parent and the Offeror and may be asserted by the Parent regardless of the circumstances giving rise to any such condition and may be waived by the Parent, in whole or in part, at any time and from time to time, in the reasonable discretion of the Parent. The failure by the Parent or the Offeror at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

  Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering shareholders.

16. CERTAIN REGULATORY AND LEGAL MATTERS.

  Except as set forth in this Section, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by the Offeror as contemplated herein. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror's right to decline to purchase Shares if any of the conditions specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of if any such approvals were not obtained or other action taken.

  State Takeover Laws. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., in 1982, the Supreme Court of the United States (the "U.S. Supreme Court") invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the U.S. Supreme Court held that the State of Indiana could, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the U.S. Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

  While Colorado, the Company's state of incorporation, has not adopted any such takeover laws or regulations, the Company, directly or through subsidiaries, conducts business in certain states of the United

States which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Offeror may not be obligated to accept for payment any Shares tendered. See Sections 15 and 18 herein.

17. FEES AND EXPENSES.

  Neither the Offeror nor the Parent, nor any officer, director, stockholder, agent or other representative of the Offeror or the Parent, will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies and other nominees will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding materials to their customers.

  The Offeror has retained Firstar Bank Milwaukee, N.A. as Depositary and Georgeson & Company Inc. as Information Agent in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services in connection with the Offer and the Merger and reimbursement for their reasonable out-of-pocket expenses. The Depositary will also be indemnified by the Offeror against certain liabilities in connection with the Offer and the Merger.

18. MISCELLANEOUS.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.

  The Offeror and the Parent have filed with the Commission the Schedule 14D-1, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-1 promulgated thereunder, furnishing certain information with respect to the Offer. Such
Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that exhibits will not be available at the regional offices of the Commission).

                                          Zacq Corp.
                                          The Ziegler Companies, Inc.

November 9, 1998

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                                       OF
                           THE PARENT AND THE OFFEROR

  1. Directors and Executive Officers of the Parent. The following table sets forth the name, business address and present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each member of the Board of Directors and each executive officer of the Parent. Unless otherwise indicated, the business address of each such person is c/o The Ziegler Companies, Inc., 215 North Main Street, West Bend, Wisconsin 53095. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. Each person listed is a citizen of the United States.

                                                          PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
 NAME AND BUSINESS ADDRESS          OFFICE                     AND FIVE-YEAR EMPLOYMENT HISTORY
 -------------------------          ------                ------------------------------------------
 Peter D. Ziegler          Chairman, President and   Chairman, President and Chief Executive Officer
                           Chief Executive Officer   of Parent and B.C. Ziegler and Company
 Dennis A. Wallestad       Senior Vice President     Senior Vice President and Chief Financial Officer
                           and Chief Financial       of Parent; Chief Administrative Officer for Calamos
                           Officer                   Asset Management until April 1997; Chief Financial
                                                     Officer of Firstar Investment Research Management
                                                     Company until November 1996; auditor for Arthur
                                                     Andersen & Co. until June 1994.
 Donald A. Carlson, Jr.    President, Chief          President, Chief Executive Officer and Treasurer
                           Executive Officer and     of Ziegler Securities, a Division of B.C. Ziegler
                           Treasurer of Ziegler      and Company and Senior Vice President of B.C.
                           Securities, a Division    Ziegler and Company
                           of B.C. Ziegler and
                           Company and Director
 Geoffrey G. Maclay, Jr.   President and Chief       President and Chief Executive Officer of Ziegler
                           Executive Officer of      Asset Management, Inc.; self-employed as a
                           Ziegler Asset             financial/strategic consultant until 1996; lending,
                           Management, Inc.          marketing, planning and investments specialist for
                                                     Firstar Investment Services until 1995
 S. Charles O'Meara        Senior Vice President     Senior Vice President and General Counsel of the
                           and General Counsel       Parent and B.C. Ziegler and Company
 John C. Wagner            Senior Vice President--   Senior Vice President--Retail Sales of B.C.
                           Retail Sales              Ziegler and Company
 Frederick J. Wenzel       Director                  Professor of Medical Practice Management,
                                                     University of St. Thomas Graduate School of
                                                     Business; Advisor to the President, Marshfield Clinic
 Peter R. Kellogg          Director                  Senior Managing Director, Spear, Leeds & Kellogg
 Stephen A. Roell          Director                  Vice President and Chief Financial Officer,
                                                     Johnson Controls, Inc.
 Bernard C. Ziegler III    Director                  President, Ziegler/Limbach, Inc.
 John C. Frueh             Director                  President, Aegis Group, Inc.
 John R. Green             Director                  Partner, Green Manning & Bunch

  2. Directors and Executive Officers of the Offeror. Except as otherwise indicated, the table below identifies each director and executive officer of the Offeror. Information about each applicable person identified is given in the foregoing table with respect to the Parent.

                NAME                                            OFFICE
                ----                                            ------
      Richard J. Glaisner(/1/)                          President and Director
      S. Charles O'Meara                                Secretary
      Dennis A. Wallestad                               Treasurer and Director
      Peter D. Ziegler                                  Director

--------
(1) Mr. Glaisner is the President and Chief Executive Officer of the Ziegler Investment Division of B.C. Ziegler and Company. He previously served as President and Chief Executive Officer of Glaisner, Schilffarth, Grande & Scholl, Ltd since 1993. Mr. Glaisner's business address is c/o The Ziegler Companies, Inc., 215 North Main Street, West Bend, Wisconsin 53095. Mr. Glaisner is a citizen of the United States.

                       THE DEPOSITARY FOR THE OFFER IS:

           FIRSTAR BANK MILWAUKEE, N.A., F/K/A FIRSTAR TRUST COMPANY

        By Mail:                   By Hand:             By Overnight Courier:

                         FIRSTAR BANK MILWAUKEE, N.A.

Corporate Trust Services   Corporate Trust Services   Corporate Trust Services
        Box 2077            1555 North River Center    1555 North River Center
   Milwaukee, WI 53201               Drive                      Drive
                                   Suite 301                  Suite 301
                              Milwaukee, WI 53212        Milwaukee, WI 53212

                                      or

                     c/o IBJ Schroder Bank & Trust Company
                                  Subcellar 1
                               One State Street
                           New York, New York 10004

              Facsimile for Eligible Institutions: (414) 905-5049

                      To confirm fax only: (414) 287-3905

  Any questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and location listed below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               Wall Street Plaza
                           New York, New York 10005

                       Bankers and Brokers call collect:
                                (212) 440-9800

                          All Others Call Toll-Free:
                                1-800-223-2064